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EXHIBIT 11:
                            TRANSWITCH CORPORATION
                     COMPUTATION OF EARNINGS PER SHARE (1)
                                  (Unaudited)
                     (in thousands, except per share data)

                                                                            THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                                SEPTEMBER 30,                 SEPTEMBER 30,
                                                                              1998          1997            1998          1997
                                                                              ----          ----            ----          ----
Basic earnings (loss) per share:
  Net income (loss)                                                           1,921          178             3,502      (2,306)
                                                                             ======       ======            ======      ======
  Weighted average number of common shares
  outstanding during the period                                              14,267       12,184            13,701      12,103
                                                                             ------       ------            ------      ------

  Basic earnings (loss) per share                                              0.13         0.01              0.26       (0.19)
                                                                             ======       ======            ======      ======

 Diluted earnings (loss) per share:
  Net income (loss)                                                           1,921          178             3,502           -
                                                                             ======      =======            ======      ======
  Weighted average number of common shares
   outstanding during the period                                             14,267       12,184            13,701           -

  Common stock issuable with respect to:
  Stock options and warrants, net of assumed treasury                           834          683               878           -
   share re-purchases

  Adjusted weighted average number of shares                                 15,101       12,867            14,579           -
   outstanding during the period

  Diluted earnings (loss) per share                                         $  0.13      $  0.01          $   0.24           -  (2)
                                                                            =======      =======          ========     =======
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(1)  This exhibit should be read in connection with "Consolidated Statement of
       Stockholders' Equity" in Note 4 of Notes to Consolidated Financial
       Statements.
(2)  Diluted loss per share is the same as basic given the net loss position of the Company.